Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 4, 2005, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-128250) and related Prospectus of KI Holdings Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

October 19, 2005